Exhibit 99.2

NOVA ENERGY HOLDING, INC.

2006 EQUITY INCENTIVE PLAN

STOCK BONUS AGREEMENT
(Consultants and Advisors)

Pursuant to this Stock Bonus Agreement (“Agreement”), Nova Oil, Inc., a Nevada corporation to be renamed Nova Energy Holding, Inc. (the “Company”), has granted you a stock bonus (“Stock Bonus”) under its 2006 Equity Incentive Plan (the “Plan”) for the number of shares of the Company’s Common Stock indicated below. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Stock Bonus are as follows:

1.                                      Award of Bonus Shares

Pursuant to the Plan, and, to the extent not inconsistent with this Agreement, subject to the terms and conditions of the Plan, the Company hereby awards to [                                     ] (the “Participant”) [               ] fully paid and nonassessable shares of Common Stock as a stock bonus (the “Bonus Shares”). The effective date of this award is [                  ] (the “Effective Date”).

2.                                      Share Certificates

Certificates for Bonus Shares shall be issued in the name of the Participant as soon as practicable after the Effective Date by the Company’s designated stock transfer agent and shall be delivered to the registered owner at the address indicated on the signature page hereof.

3.                                      Withholding Taxes

The Participant, as an independent contractor, will be responsible for payment of all withholding taxes relating to the Bonus Shares. If at any time the Company or any of its subsidiaries is required to withhold tax on account of any Bonus Shares, the Company or its subsidiary will require the Participant to pay such withholding to the Company or its subsidiary in cash upon demand. The Company shall have a security interest in the Bonus Shares to secure the Participant’s obligation to pay withholding taxes. It is expressly understood that the Participant has acted as an independent contractor for the Company, and, accordingly, will receive a Form 1099 regarding the fair market value of the Bonus Shares as of the Effective Date.

4.                                      Consideration

The Company acknowledges the Participant’s payment of full consideration for the Bonus Shares in the form of services previously rendered (in an amount equal to no less than the aggregate par value of the Bonus Shares).

5.                                      Securities Law Compliance

Notwithstanding any other provision of this Agreement, the sale of the Bonus Shares must comply with federal and state securities laws and regulations governing the Bonus Shares, and the Participant may not sell the Bonus Shares if the Company determines, and notifies the Participant to such effect, that such sale would not be in material compliance with such laws and regulations.

6.                                      Stop-Transfer Notices

The Participant understands and agrees that, in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required to (a) transfer on its books any Bonus Shares that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Bonus Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom the Bonus Shares have been transferred in contravention of this Agreement.

7.                                      Independent Tax Advice

The Participant acknowledges that determining the actual tax consequences to the Participant of receiving or disposing of the Bonus Shares may be complicated. These tax consequences will depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. The Participant is aware that the Participant should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to the Participant of receiving or disposing of the Bonus Shares. Prior to executing this Agreement, the Participant either has consulted with a competent tax advisor independent of the Company or any subsidiary of the Company to obtain tax advice concerning the Bonus Shares in light of the Participant’s specific situation or has had the opportunity to consult with such a tax advisor but chose not to do so.

8. General Provisions

8.1                               Assignment. The Company may assign its rights under this Agreement at any time, whether or not such rights are then exercisable, to any person or entity selected by the Company’ Board of Directors, including, without limitation, one or more stockholders of the Company.

8.2                               No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

8.3                               Undertaking. The Participant hereby agree to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Bonus Shares pursuant to the express provisions of this Agreement.

8.4                               Agreement Is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

8.5                               Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and the Participant and the Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

8.6                               No Employment or Service Contract. This Agreement does not confer upon the Participant any right with respect to continuance of employment or engagement by the Company or any parent or subsidiary, nor does it interfere in any way with the right of the Participant’s employer to terminate the Participant’s employment or services at any time.

8.7                               Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above on the first page of this Agreement as the Effective Date.

NOVA OIL, INC.

By:
Name:
Title:

PARTICIPANT

Name:
(print exactly as you would like the name to appear on the stock certificate)

Address:

(Insert address where you would like stock certificates and any stockholder notices of dividend checks mailed)